AMENDMENT TO THE BELLSOUTH PERSONAL

                 RETIREMENT ACCOUNT PENSION PLAN

     This Amendment is made to the BellSouth Personal Retirement

Account Pension Plan (the "Plan"), which was adopted effective

July 1, 1993, as a restatement and amendment of the BellSouth

Management Pension Plan. The Employees' Benefit

Claim Review Committee (the "Claim Review Committee"), acting under authority delegated by the Nominating and Compensation

Committee of the Board of Directors of BellSouth Corporation,

hereby amends the Plan as follows:

                               1.

     The amendment to Paragraph 4.01 that establishes the "Rule of 75" for service pension eligibility hereby is made effective as of November 15, 1995.

          Approved this 9th day of November, 1995.

EMPLOYEES' BENEFIT CLAIM REVIEW COMMITTEE

 /S/ H. C. Henry Jr.
H. C. Henry, Jr.
Executive Vice President - Corporate Relations
Chairman